UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2017 (September 29, 2017)

Gladstone Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00237	54-2040781
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

(703) 287-5800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Gladstone Capital Corporation (the “Company”) confirmed that effective September 29, 2017, pursuant to Section 2.5(c) of the Gladstone Capital Corporation Articles Supplementary Establishing and Fixing the Rights and Preferences of Term Preferred Shares, as well as the Articles Supplementary Establishing and Fixing the Rights and Preferences of Term Preferred Shares, 6.75% Series 2021 Term Preferred Stock and Exhibit A thereto, to the Company’s Articles of Amendment and Restatement, it voluntarily redeemed all 2,440,000 outstanding shares of its 6.75% Series 2021 Term Preferred Stock, $0.001 par value per share (the “Series 2021 Term Preferred Stock”), at the liquidation preference of $25.00 per share, plus accrued and unpaid dividends through the end of September in the amount of $0.140625 per share, for a payment per share of $25.140625 and an aggregate redemption price of approximately $61.3 million.

The Company previously announced its intention to redeem the Series 2021 Term Preferred Stock contingent upon the Company’s successful completion of a public offering of shares of its 6.00% Series 2024 Term Preferred Stock, par value $0.001 per share (the “Series 2024 Term Preferred Stock”) at a public offering price of $25.00 per share, which was completed on September 27, 2017. Net proceeds from the Series 2024 Term Preferred Stock offering totaled approximately $49.8 million, after payment of underwriting discounts, commissions and estimated offering expenses, and, combined with borrowings under the Company’s Fifth Amended and Restated Credit Agreement with KeyBank National Association, as amended, was sufficient to redeem all outstanding Series 2021 Term Preferred Stock on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2017	GLADSTONE CAPITAL CORPORATION

	By:	/s/ Nicole Schaltenbrand
Nicole Schaltenbrand
Chief Financial Officer & Treasurer